Exhibit 10.15

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

PATENT LICENSE AGREEMENT

This license agreement (“Agreement”), effective as of October 6th 2020 (the “Effective Date”), is by and between, OxSed Limited, an English corporation (number 12600642), with a principal place of business at Ash Tree Farm, Faringdon Road, Cumnor, Oxfordshire, England, OX2 place of business at 240 County Road, Ipswich, MA 01938-2723 (“NEB”). Each of Licensee and NEB may be referred to herein individually as a “Party” or collectively as the “Parties.”

BACKGROUND

A.            NEB owns or controls certain technologies for performing colorimetric loop-mediated isothermal amplification as set forth in the Licensed Patents (as defined below);

B.            Licensee desires to acquire certain rights under the Licensed Patents; and

C.            NEB is willing to grant such rights to Licensee, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Definitions. For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

1.1.          “Affiliate” means, with respect to Licensee, any entity (i) Controlling, Controlled by, or under common Control with Licensee as of the Effective Date and (ii) Controlled by Licensee at any time after the Effective Date. “Affiliate” means, with respect to NEB, any entity Controlling, Controlled by, or under common Control with NEB at any time.

1.2.          “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.3.          “Confidential Information” means any technical or business information furnished by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, technical data or specifications, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.

1.4.          “Distributor” means a Third Party to whom Licensee or an Affiliate of Licensee sells Licensee’s products under Licensee’s label for resale to end user customers. In no event shall any Third Party be deemed a Distributor unless the rights to resell Licensee’s products are pursuant to a written and executed agreement which contains no terms that are inconsistent with this Agreement.

1.5.          “Field” means [****].

1.6.          “Licensed Patents” means only (1) those patents and patent applications listed in Schedule A, (2) any patent applications which are continuations, continuations-in-part, divisions, reissues, reexaminations, extensions, and substitutions thereof, and (3) all United States and foreign patents issuing from any of the foregoing.

1.7.          “Licensed Product” means a product, the development, manufacture, use or sale of which: (a) is covered by a Valid Claim in a patent within Licensed Patents; or (b) is covered by a Pending Claim which has not been pending for more than ten (10) years in an application within Licensed Patents.

1.8.          “Licensee’s Improvements” means improvements to the Licensed Patents which (a) are owned by Licensee, (b) are the subject of a patent application by Licensee which is dominated by an issued patent within Licensed Patents, and (c) cannot be practiced without use of the claims in Licensed Patents.

1.9.          “NEB Products” means the NEB catalog products set out in Schedule C.

1.10.        “Net Sales” means the gross receipts of Licensee and its Affiliates from the sale to Third Parties of each of Licensed Products, less deductions, to the extent applicable, for (i) import, export, excise, sales, value added and use taxes, custom duties, freight and insurance invoiced to and/or paid by the purchaser of such Licensed Products; (ii) trade discounts customarily and actually allowed (other than advertising allowances, and fees or commissions to Licensee’s or its Affiliates employees); and (iii) credits for returns, allowances or trades, actually granted (subsections (i)-(iii) will be collectively referred to as “Allowed Deductions”).

If the sale or transfer of Licensed Products is not an arms-length transaction, Net Sales for those Licensed Products will be calculated [as if Licensee had sold such Licensed Products for cash in an arms-length transaction, using the average gross amount invoiced for equivalent Licensed Products in the applicable jurisdiction during the applicable reporting period, less applicable Allowed Deductions]. For the purposes of this Agreement, an arm’s-length transaction is one in which (i) a Third Party does not enjoy any special course of dealing with Licensee or its Affiliates, (ii) such Third Party does not provide any non-monetary consideration for a Licensed Product, and (iii) the gross invoice price in such transaction of such Licensed Product is not affected by any other purchase of goods or services or any license of intellectual property, other than the customer rights conveyed in Section 2 herein and Licensee’s [****].

1.11.        “Pending Claim” means a claim in a patent application that has not been (a) abandoned and not continued; or (b) finally rejected by an appropriate administrative agency or court of competent jurisdiction from which no appeal can be or is taken.

1.12.        “Term” has the meaning set forth in Section 5.1.

1.13.        “Territory” means the world.

1.14.        “Third Party” means any person or entity other than NEB, Affiliates of NEB, Licensee, and Affiliates of Licensee.

1.15.        “Valid Claim” means a claim in an issued patent that has not lapsed, or an issued, unexpired patent that has not been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken or that has not been disclaimed.

2.             Grant.

2.1.          Grant of Rights. Upon the terms and subject to the conditions of this Agreement, NEB hereby grants to Licensee, and Licensee hereby accepts, a limited, royalty-bearing, nonexclusive, non-transferable, non-sublicensable license under NEB’s rights in the Licensed Patents to use the NEB Products purchased from NEB or an NEB authorized distributor, as approved by NEB, to make, have made, use, offer to sell, sell, have sold under Licensee’s label (through Licensee’s Affiliates and Distributors) and export the Licensed Products in the Territory in the Field for the Term. Licensee has no rights to sublicense, assign or otherwise transfer or share its rights hereunder except as expressly set forth herein. For the avoidance of doubt, Licensee may not sell, resell, exchange, assign or otherwise transfer any NEB Product as a stand-alone product to any Third Party.

2.2.          Affiliates and Distributors. Licensee may sell Licensed Products to customers through Affiliates and Distributors; provided that such right is contingent upon Licensee reporting and paying royalties on the Net Sales of such sales as provided herein. Provided further, Licensee’s Affiliates will be bound to the same extent as Licensee by all terms and conditions of this Agreement, including without limitation, the audit and inspection rights of Section 3.4 and the indemnity provisions of Section 9. Licensee shall remain responsible both for its and its Affiliates’ performance under this Agreement.

2.3.          Reservation of Rights. Except as is specifically provided herein, this Agreement will not limit the rights of NEB or its Affiliates in any way. It is specifically understood by the Parties that NEB reserves the right itself or through its Affiliates to practice under Licensed Patents and to license, assign or otherwise transfer such rights to other parties for any purpose whatsoever. Notwithstanding anything else in this Agreement, Licensee acknowledges that there may be proprietary rights owned by Third Parties that may be necessary for the commercialization of Licensed Products, and Licensee agrees that (i) securing access to such Third Party rights is the responsibility of Licensee. This Agreement confers no license or rights explicitly or by implication, estoppel or otherwise under any existing or future intellectual property rights owned by or licensed to NEB or its Affiliates other than the Licensed Patents expressly set forth herein, regardless of whether such intellectual property rights are dominant or subordinate to such Licensed Patents or relevant to or useful for Licensee’s use of Licensed Patents as provided herein. NEB does not warrant or represent that the Licensed Patents include all intellectual property rights owned by or licensed to NEB or its Affiliates that may pertain to the full breadth and scope of materials or methods that Licensee or its customers may use with Licensed Products. Furthermore, Licensee and its Affiliates have not provided and will not provide, and NEB and its Affiliates have not received and will not receive, any consideration except that which is expressly provided herein for the specific rights expressly granted herein.

2.4.          Labeling of Licensed Products. Licensee, and its Affiliates and Distributors, shall affix to each particular Licensed Product either on a product insert accompanying the product or on the product itself, the label license(s) in the form set forth in Schedule B, or such other label as NEB may direct from time to time. Such changes in labeling shall be subject to the approval of Licensee, which approval shall not be unreasonably withheld. In regard to any changes in labels directed by NEB, Licensee shall have a reasonable time period over which to make such changes, being no less than three (3) months.

2.5.          Exceeding Scope of License. Without limiting NEB’s remedies or causes of action for the same, Licensee covenants not to infringe the Licensed Patents licensed hereunder by exceeding the scope of license granted to Licensee pursuant to this Article 2.

2.6.          Improvements. Licensee shall promptly disclose any Licensee Improvements to NEB. Any Licensee Improvements generated by Licensee shall be the sole and exclusive property of Licensee. Licensee agrees to and does hereby grant to NEB a fully paid-up, worldwide, perpetual, royalty-free, non-exclusive, fully sub-licensable license, under any and all such Licensee Improvements. Nothing in this paragraph grants either Party any rights, either express or implied, in or to any other intellectual property generated, owned, controlled or licensed by the other.

2.7.          No Challenge. Neither Licensee nor any of its Affiliates shall (i) directly or indirectly, by any express or implied act or omission, do anything that would or might invalidate or be inconsistent with any intellectual property right of NEB related to the manufacture, use, sale, offer for sale or import of any NEB Product or Licensed Product, including, but not limited, to the Licensed Patents; or (ii) directly or indirectly issue a press release, public announcement, or news release alleging invalidity or unenforceability of any intellectual property right of NEB related to the manufacture, use, sale, offer for sale or import of any NEB Product or Licensed Product, including, but not limited to, the Licensed Patents.

3.             Fees, Royalties, Records and Reports.

3.1.          Execution Fee. In consideration for the grant of rights hereunder, Licensee will pay to NEB a one-time, non-refundable execution fee of [****] ([****]). The execution fee must be paid within thirty (30) days of Licensee’s first sale of a Licensed Product or six (6) months from the Effective Date, whichever occurs first.

3.2.          Royalties. Licensee shall pay royalties to NEB of [****] percent ([****]%) of the Net Sales of Licensed Products from the Effective Date to the end of the Term.

3.3.          Stacking. If Licensee is a party to a patent license agreement with any Third Party, which Third Party patent(s) is/are employed in the manufacture, use and/or sale of a Licensed Product, then Licensee may reduce the royalty rate applicable hereunder by [****]% for each [****]% of royalty rate payable to such Third Party, provided, however, that in no event with the royalty rate due to NEB be reduced to less than [****]% of the royalty rate set forth in Section 3.2.

3.4.          Records. Licensee shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable by way of royalty or by way of any other provision under this Agreement for itself and shall require each of its Affiliates to perform likewise. Such books and the supporting data shall be open at all reasonable times during normal business hours and upon reasonable advance notice, for three (3) years following the end of the calendar quarter to which they pertain (and access shall not be denied thereafter, if such records are reasonably available), to the inspection of an independent certified public accountant retained by NEB and reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statements in respect of sales by Licensee and its Affiliates or Licensee’s and its Affiliates’ compliance in other respects with this Agreement. Such inspection may take place no more often than once in any calendar year. If in dispute, such records shall be kept until the dispute is settled. The inspection of records shall be at NEB’s sole cost unless the inspector concludes that royalties reported by Licensee for the period being audited are understated by [****] percent ([****]%) or more from actual royalties, in which case the underpayment will be due immediately and the costs and expenses of such inspection shall be paid by Licensee.

3.5.          Reports. Licensee shall, within thirty (30) days after the first day of January, April, July, and October of each year, deliver to the addresses provided below a true and accurate royalty report. This report shall specify the Net Sales in the Territory and shall give such particulars of the business conducted by Licensee and its Affiliates during the preceding three (3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:

(a)            itemized quantities and gross revenues of Licensed Products that are sold or otherwise transferred by or for Licensee or its Affiliates during those three (3) months; and

(b)	Net Sales of each Licensed Product, and the Allowed Deductions from gross revenues taken to generate such Net Sales; and

(c)	the calculation of royalties required under Article 3; and

(d)	the royalties due.

If no royalties are due, it shall be so reported.

Simultaneously with the delivery of each royalty report, Licensee shall pay to NEB the royalty and any other payments due under this Agreement for the period covered by such report.

3.6.          Currency Conversion. When a Licensed Product is sold for compensation for other than United States dollars, conversion of foreign currency to United States dollars shall be made in the same manner as the Licensee converts all of its other revenues, provided that (a) such manner is consistent with [****], and (b) the exchange rates employed are those quoted by a reputable source, such as a recognized money center bank such as [****]. Such payments will be made having deducted exchange, collection or other charges, provided said deductions do not exceed [****] ([****]) per transaction.

3.7.          Taxes. Withholding tax, if any, levied on any royalty and/or on any other payments to be paid hereunder, will be paid by Licensee to the proper taxing authority and proof of payment will be sent to NEB.

3.8.          Overdue Payments. Any amount not being paid by Licensee when due will bear interest at a rate of [****] percent ([****]%) over the prime rate then offered by [****] from the due date until paid. The payment of such interest shall not foreclose NEB from exercising any other rights it may have as a consequence of the lateness of any payment.

4.            Term and Termination.

4.1.          Term. Unless this Agreement is terminated earlier in accordance with this Section 4 or by the Licensee by giving NEB at least 4 weeks written notice, the license under this Agreement is granted to Licensee as of the Effective Date and will expire upon the expiration of the last to expire of the patents within Licensed Patents, unless, in either case, this Agreement is earlier terminated in which case the period will end at the date of such termination.

4.2.          Automatic Termination. The license granted hereunder to Licensee, shall automatically terminate upon:

(a)	an adjudication of Licensee as bankrupt or insolvent, or Licensee’s admission in writing of its inability to pay its obligations as they mature; or

(b)	an assignment by Licensee for the benefit of creditors; or

(c)	Licensee’s applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its property or such receiver, trustee or similar officer’s appointment without the application or consent of Licensee, if such appointment shall continue undischarged for a period of ninety (90) days; or

(d)	Licensee’s instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement, or similar proceeding relating to Licensee under the laws of any jurisdiction; or

(e)	the institution of any such proceeding described above in subsection (d) (by petition, application or otherwise) against Licensee, if such proceeding shall remain undismissed for a period of ninety (90) days or the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of Licensee, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy; or

(f)	any filing in a court of competent jurisdiction by the Licensee or any Affiliate of the Licensee challenging the validity or enforceability of the Licensed Patents, or any assistance given by Licensee or any Affiliate of the Licensee to a Third Party who is challenging the Licensed Patents, provided that, Licensee and its Affiliates shall have the right to assert any defense or counterclaim in an action for infringement of Licensed Patents brought against Licensee or its Affiliates or respond in any other manner to such action.

In the event of any of (a) through (e) with respect to any Affiliate of Licensee who is exercising any right under this Agreement, the rights conveyed to such Affiliate of Licensee under this Agreement shall automatically terminate. In such case, the termination of rights to such Affiliate of Licensee shall not terminate the licenses granted to Licensee hereunder.

4.3.          Termination for Breach. Upon any material breach or default under this Agreement by a Party, including the failure to pay any money owed under this Agreement, this Agreement may be terminated by the non-breaching Party upon sixty (60) days written notice to the breaching Party. Said termination shall become effective at the end of the sixty (60) day period, unless within said sixty (60) day period the breaching Party fully cures such breach or default and notifies the non-breaching Party of such cure.

4.4.          Consequences of Termination.

(a)	Upon termination of this Agreement as provided herein, Licensee shall immediately stop, and shall cause its Affiliates to immediately stop, selling Licensed Products and all rights and licenses granted to Licensee by NEB hereunder shall automatically terminate.

(b)	Licensee’s obligations to report to NEB and to pay royalties as to the sale of Licensed Products hereunder pursuant to this Agreement prior to termination or expiration of this Agreement shall survive such termination or expiration.

(c)	Upon termination of this Agreement for material breach or default by Licensee, Licensee and, if applicable, its Affiliates, shall destroy its and their inventory of Licensed Products and confirm such destruction in writing within sixty (60) days of the effective date of termination of this Agreement.

(d)	In the event of any termination of this Agreement, Licensee shall, within thirty (30) days of the effective date of said termination, notify each of its and its Affiliates’ customers who have, in the preceding twelve (12) months, purchased a Licensed Product that Licensee is no longer licensed under Licensed Patents.

5.            Infringement of Licensed Patents; Third Party Claims. Each Party shall advise the other promptly upon becoming aware of infringement or potential infringement by a Third Party or Third Parties of a patent within Licensed Patents in the Territory. All decisions and rights to enforce Licensed Patents against infringing or allegedly infringing Third Parties reside with NEB, and nothing in this Agreement shall be construed to require NEB to take any action to address any infringement or potential infringement or to otherwise enforce Licensed Patents.

Licensee shall promptly notify NEB in writing of any Third Party claim made against Licensee, its Affiliates, or its Distributors that any Licensed Product, including but not limited to the way such Licensed Product is made, used, or sold, infringes any copyright, trademark, patent or similar proprietary right of any Third Party, or misappropriates any trade secret or similar proprietary right of any Third Party. NEB shall determine, in its sole discretion, an appropriate response to such claim. Licensee shall take no further actions with respect to any such Third Party claims without the prior written consent of NEB.

6.             Confidentiality; Publicity.

6.1.          Confidentiality. The Receiving Party shall and shall cause its employees, Affiliates, agents and Distributors engaged in the performance of this Agreement to: (a) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its and its Affiliates’ directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (b) use all Confidential Information solely for purposes performing this Agreement; and (c) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

The obligations of the Receiving Party under Section 6 shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by written documentation that such applicable Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (c) was independently developed or discovered by the Receiving Party or its Affiliate without use of or reference to such Confidential Information; (d) is or was disclosed to the Receiving Party or its Affiliate at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure, at the Disclosing Party’s cost.

Upon the termination by either Party of this Agreement, the Receiving Party shall (at the Receiving Party’s discretion and request) return or destroy to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy which may be kept in the Receiving Party’s legal archives. The obligations set forth in this Agreement shall remain in effect during the Term of this Agreement and for a period of five (5) years thereafter (unless such Confidential Information constitutes a trade secret in which in which case, until it no longer constitutes a trade secret).

6.2.          Publicity and Terms of Agreement. The Parties agree that there shall be no public announcement of the execution of this Agreement. Except as permitted by the foregoing provisions or as otherwise required by law, NEB and Licensee each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party.

7.            Assignment/Transferability.

7.1.          Assignment by Licensee. The rights and licenses granted by NEB to Licensee in this Agreement are specific to Licensee and may not be assigned or otherwise transferred to any Third Party without the prior written agreement of NEB, which agreement may be withheld at NEB’s sole discretion. Any assignment or other transfer of this Agreement to a Third Party without the prior written agreement of NEB shall be null and void.

7.2.          Assignment by NEB. NEB may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee. Licensee agrees to execute such further acknowledgments or other instruments as NEB may reasonably request in connection with such assignment.

8.             Representations and Warranties.

8.1.          Representations. Each Party represents and warrants to the other that (a) such Party is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) such Party has the legal power and authority to execute, deliver and perform this Agreement; (c) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action; (d) this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (e) the execution, delivery and performance of this Agreement will not cause or result in a violation of any law, of such Party’s charter documents, or of any contract by which such Party is bound.

8.2.          Negation of Warranties. Nothing in this Agreement shall be construed as:

(a)	a warranty or representation by NEB or its Affiliates as to the validity or scope of any patent included within Licensed Patents; or

(b)	a warranty or representation by NEB or its Affiliates that the practice of Licensed Patents is or will be free from infringement of patents of Third Parties; or

(c)	an obligation on NEB or its Affiliates to bring or prosecute actions or suits against Third Parties for infringement; or

(d)	except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof, of NEB or its Affiliates; or

(e)	conferring by implication, estoppel or otherwise any licenses, immunities or rights under any patents or patent applications of NEB or its Affiliates other than those specified in Licensed Patents, regardless of whether such other patents or patent applications are dominant or subordinate to those in Licensed Patents; or

(f)	an obligation on NEB or its Affiliates to furnish any know-how not provided in Licensed Patents.

8.3.          No Warranty. NEB AND ITS AFFILIATES HEREBY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE HEREUNDER TO THE OTHER PARTY, ITS AFFILIATES, OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR LOSS OF USE DAMAGES) INCURRED BY THE OTHER AND ARISING FROM ANY MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

9.             Indemnity. Licensee shall assume full responsibility for its, its Affiliates, and its Distributor’s use of the Licensed Patents hereunder and for the manufacture, use, and/or sale or other transfer of Licensed Products hereunder. Licensee shall defend and indemnify NEB and its Affiliates, and its and their respective officers, directors, agents, employees and stockholders, from and against any and all liability, demands, damages, expenses (including reasonable attorneys’ and expert witness fees and expenses) and losses for death, personal injury, illness or property damage, infringement or misappropriation of intellectual property, or any other injury or damage arising out of the preparation, use, or sale of Licensed Products, including but not limited to, use or reliance upon such Licensed Products by customers of Licensee, its Affiliates and/or its or their Distributors.

10.           General.

10.1.        Entire Agreement. This Agreement and its Schedules (attached hereto) constitute the entire agreement between NEB and Licensee as to the subject matter hereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by authorized officers of each of the Parties.

10.2.        Notices. All communication concerning this Agreement, including payments, notices, demands or requests required or permitted hereunder shall be given in writing in English and shall be considered to have been duly delivered: (a) at the time personally delivered; or (b) one (1) day after transmission by facsimile, confirmed by registered or certified mail; or (c) ten (10) days after being deposited prepaid in registered or certified mail; or (d) two (2) days after being deposited with a reputable private overnight mail courier service prepaid, requesting delivery in the fastest manner available. The addresses to be used for all payments, notices, demands or requests shall be as follows, unless and until changed by either Party by providing proper notice to the other Party:

If to Licensee:

[****]

If to NEB:

[****]

10.3.        Export Regulations. Licensee will not, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise dispose of any Licensed Products (including, but not limited to, samples, materials, equipment, information, and technical data) to any destination, entity, or person prohibited by United States, European Union or local laws or regulations; and

10.4.        FCPA. Licensee and its Affiliates will comply with the United States Foreign Corrupt Practices Act (“FCPA”) and will not take any action that would cause NEB or any of its Affiliates to be in violation of the FCPA. As part of such compliance, Licensee represents that it and its Affiliates will not offer or make any improper payments of money or anything of value to a non-United States government official in connection with this Agreement. Licensee and its Affiliates will not offer or make improper payments to a Third Party knowing, or suspecting, that the Third Party will give the payment, or a portion of it, to a government official.

10.5.        Governing Law. This Agreement will be governed by and construed in accordance with, the laws of the England and Wales, without reference to conflicts of laws principles; provided however, that those matters pertaining to the validity or enforceability of patent rights shall be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist.

10.6.        Unenforceability of Terms. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

10.7.        Headings. Headings used herein are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.8.        Counterparts. This Agreement may be signed in two or more counterparts, all of which together shall constitute one and the same Agreement, binding on the Parties as if each had signed the same document.

10.9.        Relationship. The relationship of the Parties is that of independent contractors, and nothing herein will be construed as establishing one Party or any of its employees as the agent, legal representative, joint venturer, partner, employee, or servant of the other. Except as set forth herein, neither Party will have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

10.10.      Dispute Resolution. In the event any Party claims breach of this Agreement, the Parties will consult with each other in good faith on the most effective means to cure the breach and to achieve any necessary restitution of its consequences. This consultation will be undertaken within a period of ten (10) days following the receipt of a written request to consult, and the consultation period will not exceed thirty (30) days. During the consultation period, neither litigation nor arbitration may be pursued until attempts at consultative dispute resolution have been exhausted.

10.11.      Surviving Provisions. All rights and obligations of the Parties set forth herein that expressly or by their nature survive the expiration or termination of this Agreement, including, without limitation, Section 3.1 and 3.2 to the extent that payment obligations existing before expiration or termination of this Agreement remain unmet upon expiration or termination of this Agreement, Articles 1, 6, 8, 9 10 and Section 4.5 shall continue in full force and effect subsequent to, and notwithstanding the expiration or termination of this Agreement until they are satisfied or by their nature expire and shall bind the Parties and their legal representatives, successors, and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives as of the dates set forth below. This Agreement is effective as of the Effective Date.

New England Biolabs, Inc.	Licensee

By: [****]	By: [****]

Name: [****]	Name: [****]

Title: [****]	Title: [****]

Date:	October 14, 2020	Date:	12 OCT 2020

Schedule A

Licensed Patents

[****]

Schedule B

License statement for use on Licensed Products

[****]

Schedule C

NEB Products

[****]